VANECK FUNDS

AMENDMENT NO. 39

TO

THE AMENDED AND RESTATED MASTER TRUST AGREEMENT

Amendment No. 39 (the "Amendment") to the Amended and Restated Master Trust Agreement dated February 6, 1992, as amended (the "Agreement"), of VanEck Funds (the "Trust"), made at New York, New York, this 13th day of December, 2024.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust (the "Trustees");

WHEREAS, the Trustees wish to amend the Agreement to permit the Trust to establish Sub-Trusts (as defined in the Agreement) and classes of shares that operate as "exchange-traded funds"; and

WHEREAS, a majority of the Trustees have duly approved this Amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

NOW, THEREFORE, certain Articles of the Agreement are amended to read as follows:

1. The following Sub-Part (n) is added to the second paragraph of Article III, Section 3.2 of the Agreement:

> "(n) Listing of Shares. To list the Shares of any Sub-Trust or class on one or more exchanges or other trading market and to cease such listing."

2. The following is added after the second paragraph of Article IV, Section 4.1 of the Agreement:

> "Notwithstanding anything contained herein to the contrary, the Trustees in their discretion may, from time to time, without vote of the Shareholders, determine to issue Shares of any Sub-Trust or class only in lots of such aggregate number of Shares as shall be determined at any time by the Trustees in their sole discretion to be called "Creation Units," and to charge such transaction fees or any other fees as the Trustees shall determine. The Trustees in their discretion may, from time to time, without vote of the Shareholders, determine to alter the number of Shares constituting a Creation Unit. The amount of Shares constituting a Creation Unit for a Sub-Trust or class shall not affect the amount of Shares constituting a Creation Unit for another Sub-Trust or class. For the avoidance of doubt, the foregoing provisions of this paragraph shall apply only to: (i)

Sub-Trusts created on or after December 13, 2024 (the "Amendment Date") and (ii) classes created on or after the Amendment Date, whether or not the applicable Sub-Trust to which such class belongs existed prior to the Amendment Date. The issuance of Creation Units by any Sub-Trust or class shall not affect the ability of any other Sub-Trust or class to issue Shares that do not comprise Creation Units."

3. The following is added after the first paragraph of Article IV, Section 4.2, Sub-Part (f) of the Agreement:

"Notwithstanding the foregoing, if the Trustees determine, pursuant to Article IV, Section 4.1 hereof, to issue shares of any Sub-Trust (or class) in Creation Units, then such Shares shall be redeemable only in accordance with such procedures or methods prescribed or approved by the Trustees from time to time. Further, such Sub-Trust (or class) or the principal underwriter of such Sub-Trust (or class) shall be obligated to purchase said Shares only where the number of Shares subject to the purchase request aggregate one or more Creation Units, and unless the Trustees otherwise determine, there shall be no redemption of partial or fractional Creation Units hereunder. The Sub-Trust shall make payment for any such Shares to be redeemed, as aforesaid, wholly or partly in securities, cash or other assets of that Sub-Trust. Payment for such Shares less any transaction fees (including any transaction fees charged in connection with such a redemption) or any other fees as the Trustees shall determine shall be made by the Sub-Trust or the principal underwriter of the Sub-Trust to the Shareholder."

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

Jonathan R. Simon, Secretary

STATE OF NEW YORK )
)
COUNTY OF NEW YORK )

Then personally appeared the above-named Jonathan R. Simon and acknowledged this instrument to be his free act and deed this 13th day of December, 2024.

Gina M. Gomes

GINA M. GOMES
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 01GO5038685
Qualified in Richmond County
Commission Expires January 30, 2027